Exhibit 99

FOR IMMEDIATE RELEASE

ARTISANAL PREMIUM CHEESE ANNOUNCES 14 PERCENT INCREASE IN FISCAL 2009 REVENUES

Product Now Available in 44 Specialty Retail Stores Through Recently
Launched Retail Strategy

New York, New York – September 15, 2009 – American Home Food Products (OTCBB:AHFP), currently doing business as Artisanal Premium Cheese, today announced results for the year ended May 31, 2009.

For the year ended May 31, 2009, revenues increased 14% to $5.7 million from $4.99 million for the same period last year.  The full Form 10-KSB for the year ended May 31, 2009 was filed with the SEC on September 14, 2009.

Daniel W. Dowe, President and Chief Executive Officer of Artisanal commented, “In our fiscal year ending May 31 we experienced a revenue increase over the prior year in a very difficult economic environment that particularly suppressed our core business in servicing the most elite restaurants, hotels, casinos and caterers in the country.  Corporate expense account limitations dramatically impacted our restaurant and hotel customers.  However, our focus this past year was launching our brand into retail stores and we now have our product available in 44 specialty food stores.  We are also in various stages of closing on major upscale retail supermarket chains in the Tri-State New York territory with a goal to have our products available in 100 more upscale supermarket locations and up to 100 specialty stores by December.

Mr. Dowe continued,”There is a lot of great cheese in the market but no brand.  Consumers are very confused at the point of purchase.  We are rolling out this retail strategy with new packaging and merchandising to help customers understand how to buy cheese and pair it with wine and beer.   The Artisanal CheeseClock and colorful packaging system has been trademarked for its innovative approach to offering consumers knowledge about the category.”

Mr. Dowe concluded, “We are not pleased with the $1.6 million operating loss we reported for the year.  That being said, as the retail roll-out contributes more to our revenues, we expect that our operating loss will narrow and we will move through to sustainable profitability.  Shareholders have made supporting investments this summer to enable us to achieve our business plan.    The retail specialty cheese business in 2008 represented a $3.4 billion category and we believe Artisanal will be the first brand to capture consumers’ acceptance.”

About Artisanal Premium Cheese
In August 2007 American Home Food Products, Inc. acquired 100% of the ownership interests in Artisanal Premium Cheese.  The Company operates in the specialty cheese market in the United States. The company markets and distributes a line of specialty, artisanal and farmstead cheese products, as well as other related specialty food products under its own brand to food wholesalers and retailers, as well as directly to consumers through its catalogue and Web site, artisanalcheese.com. American Home Food Products, Inc. is based in New York, New York.

Safe Harbor Statement:
Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the Securities and Exchange Commission.

Investor Contact	Company Contact
John Nesbett/Jennifer Belodeau	Daniel W. Dowe
Institutional Marketing Services	Artisanal Premium Cheese
203/972-9200	212/871-3139
jnesbett@institutionalms.com	ddowe@artisanalcheese.com